EXHIBIT 10.2

HEALTHCARE PROFESSIONAL CONSULTANT AGREEMENT

THIS HEALTHCARE PROFESSIONAL CONSULTANT AGREEMENT (this “Agreement”) for services is made and entered into as of June 7, 2022, by and between Ocular Therapeutix, Inc. (“Company”), a Delaware corporation having its principal place of business at 24 Crosby Dr., Bedford, MA 01730 USA, and Michael Goldstein, MD, MBA of 3 Hurlbut Street, Cambridge, MA 02138 (“Consultant”).

IT IS AGREED:

1.	Type and Amount of Service.
1.1.	Subject to the conditions set forth in this Agreement, Consultant agrees to furnish the services detailed in Exhibit A, attached hereto and incorporated herein by reference (the “Services”).
1.2.

Consultant agrees to provide the Services in accordance with the terms and conditions of this Agreement, including but not limited to the terms set forth in Exhibit A. Consultant shall provide all Services in compliance with laws applicable to his performance of the Services, Company instructions, training and Company policies and procedures provided to him, including, but not limited to, Company's Code of Business Conduct and Ethics.

1.3  Consultant shall have the title of “Chief Strategy Advisor,” which can be modified if mutually agreed in writing by Company and Consultant.

2.	Compensation.
2.1.

Subject to the conditions set forth in this Agreement, Company agrees to pay Consultant the consideration specified in Exhibit A for the Services that Consultant renders, which the parties agree does not exceed the fair market value for such services.

2.2.

Payment of the consideration specified in Exhibit A shall constitute full payment for Consultant’s Services to Company during the term of this Agreement, and Consultant shall not receive any additional benefits or compensation for the Services.

2.3.

No amount paid or reimbursed by or on behalf of Company is intended to be, nor shall it be construed as, an offer or payment made, whether directly or indirectly, to induce or reward the referral of patients, the purchase, lease or order of any item or service, or the recommendation or arranging for the purchase, lease or order of any item or service.

2.4.

Consultant shall provide Company with invoices on a monthly basis documenting the Services provided by Consultant to RGurses-Ozden@ocutx.com with a copy to AP@ocutx.com and to such other address as the Company may direct. Each invoice shall be in a form reasonably satisfactory to the Company and shall describe the fees due, and the dates upon which Services were rendered, with each task being described in reasonable detail to support the invoice and, in the case of the reimbursement of expenses in accordance with Section 2.5, accompanied by reasonable documentation for reimbursable expenses. Company shall pay Consultant’s invoices for fees and expenses within 15 days of receipt thereof.

2.5.	Subject to the requirements or restrictions of applicable law and codes, Company will reimburse Consultant for reasonable and necessary expenses actually incurred by Consultant in connection with Consultant’s furnishing of the Services requested by Company as long as: (a) Consultant obtained advance consent from Company; (b) Consultant provides Company with appropriate documentation, including original receipts, for such expenses; and (c) the expenses comply with all Company requirements related to expense reimbursements for consultants provided to Consultant including the Company’s then-current external consultant travel and expense reimbursement policy. In no event will Company reimburse Consultant for expenses related to (a) travel or subsistence expenses for spouses or guests; (b) secretarial or word processing services; (c) staff services; (d) computer time; (e) express delivery services; (f) facsimile charges; or (g) photocopying. Company reserves the right to audit the expenses claimed by Consultant at any time during the term of this Agreement.

2.6.

Consultant acknowledges and agrees that Company has the right to capture, maintain and disclose, as required under all applicable laws, regulations, or bindingindustry codes: (a) the existence and nature of Consultant relationship with Company; (b) actual services rendered by Consultant; and (c) direct and indirect payments, transfers of value, and other compensation, ownership or investment interest provided to Consultant by Company. Additionally, as required under all applicable laws, regulations, or binding industry codes, Consultant shall notify state authorities of Consultant’s relationship with Company and of receipt of compensation under this Agreement.

3.	Term and Termination.
3.1.

Consultant shall begin providing Services to Company on July 1, 2022 and shall continue to do so until June 30, 2023 under the terms of this Agreement, unless this Agreement is terminated earlier as provided herein (the term of this Agreement). The Agreement shall automatically renew for one-year intervals through June 30, 2026, unless earlier terminated as provided herein.

3.2.

Company, in its sole discretion, may terminate this Agreement immediately upon written notice to Consultant: (a) if Consultant does not timely enter into – or if Consultant timely enters into but thereafter revokes – the Separation and Release of Claims Agreement which is attached hereto as Exhibit B, or (b) for any material violation by Consultant of any provision of this Agreement.

3.3.

Either party may, in their sole discretion, terminate this Agreement immediately upon written notice to the other party for their material violation of any provision of this Agreement, the Separation and Release of Claims Agreement or any agreement pursuant to which Consultant has been granted any equity interest in the Company.

3.4.	Either party may terminate this Agreement without cause upon thirty (30) days’ written notice.
3.5.

In the event of termination of this Agreement, any and all obligations either party may otherwise have under this Agreement shall cease immediately except that Company agrees to pay Consultant the accrued but unpaid fees and expenses due at the time of termination for any Services performed by Consultant prior to the termination.

3.6.	Consultant’s obligations under Sections 4-15 of this Agreement shall survive the termination of this Agreement.
4.	Independent Contractors.

4.1.

This Agreement, in accordance with the mutual intentions of Company and Consultant, establishes between them an independent contractor relationship, and all terms and conditions of this Agreement shall be interpreted in light of that relationship.

4.2.	This Agreement does not create an employment, agency or partnership relationship. As an independent contractor, Consultant fees and expenses are limited to those expressly stated in this Agreement.
4.3.	Consultant shall not participate in or be entitled to Company’s fringe benefit plans or any other compensation or benefit plans Company maintains for its own employees.
4.4.	In conformity with Consultant’s independent contractor status and without limiting any of the foregoing:
(a)	Consultant understands that no deduction or withholding for taxes or contributions of any kind shall be made by Company;
(b)

Consultant agrees to accept liability for the payment of all taxes or contributions for unemployment insurance or pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to Consultant or Consultant’s agents, if any, and to reimburse Company for any such taxes or contributions or penalties which Company may be compelled to pay; and

(c)	Consultant agrees to take all action and comply with all applicable administrative regulations necessary for the payment by Consultant of such taxes and contributions.
4.5.	Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company, or to bind the Company in any manner.
4.6.

Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services, provided that Consultant shall not use any of the following in the performance of the Services: (a) any direct or indirect financial support received from any institution or entity, including without limitation any academic or not-for-profit institution with which Consultant may be affiliated, including the Board (the “Other Entity”), or (b) use any of the space, facilities, materials or other resources of the Other Entity. In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within Consultant's control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. Consultant will provide all equipment and supplies required to perform the Services. Upon reasonable notice, Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

4.7.

In the performance of the Services, Consultant has the authority to control and direct the performance of the details of the Services. However, the Services contemplated by the Agreement must meet the Company's reasonable standards and approval (which shall not be unreasonably withheld, delayed or conditioned) and shall be subject to the Company's general right of inspection and supervision to secure their satisfactory completion.

4.8.	Consultant shall not use the Company's trade names, trademarks, service names or service marks without the prior approval of the Company; provided, however, that notwithstanding the foregoing, the Company agrees that Consultant shall be permitted to disclose Consultant’s relationship with the Company in conflict of interest disclosure statements to the extent required under academic policies, grant documentation, publication disclosures, other employment and similar matters.

4.9.

Consultant shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim, demand, liability, damage, cost or expense (including without limitation attorneys’ fees, back wages, liquidated damages, penalties or interest) resulting from Consultant’s failure to pay taxes and associated penalties and payments.

5.	Compliance with Law and Conflicts of Interest.
5.1.

Consultant shall perform the obligations set forth in this Agreement in conformance with all laws, rules and regulations, and all professional standards, applicable to his performance of the Services, including but not limited to the Federal anti-kickback statute, the Federal Physician Payments Sunshine Act (and similar state laws), and the U.S. Food, Drug and Cosmetic Act, as amended from time to time. Consultant agrees to not serve as a clinical investigator or serve on a Data Safety Monitoring Board for a Company sponsored or funded trial during the term of this Agreement. The parties intend for this Agreement to comply with the personal services safe harbor, 42 C.F.R. § 1001.952(d), under the Federal anti-kickback statute. The fees set out in Exhibit A do not exceed fair market value, negotiated at arm's-length, and are not determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Medicare, Medicaid, or other Federal health care programs.

5.2.

Consultant shall not make any payment or provide any gift to a third party in connection with the performance of Services under this Agreement, except as expressly permitted in this Agreement, without first identifying the intended third-party recipient to Company and obtaining Company's prior written approval. Consultant shall notify Company immediately upon becoming aware of any breach of Consultant's obligations under Section 5.

5.3.

Consultant acknowledges that Company may be required by law or trade association rules of which Company is a member to disclose to certain government agencies or other entities payments made to Consultant under this Agreement. Consultant hereby consents to Company’s disclosure of such information and acknowledgs that such information may become available to the public..

5.4.	Consultant represents, warrants and covenants that Consultant:
(a)	Currently has a valid state medical license;
(b)	Has not been subject to disciplinary action by any state licensing authority;
(c)

Is not presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from entering into this Agreement or performing the Service by the U.S. Food and Drug Administration, or any Federal or State law, regulation, or action, including but not limited to 21 U.S.C. § 335a(a) and (b), or by any applicable international laws, regulations or actions;

(d)	Has not been convicted of a criminal offense related to healthcare;
(e)	Has not been convicted of a felony;
(f)	Has not been placed on a state or foreign government’s prohibited vendor list; or
(g)

Has not engaged in any conduct or activity which could lead to any of the above mentioned disqualification or debarment actions and that Consultant has no notice that the FDA or any other domestic or international regulatory authority intends to seek disqualification or debarment.

In the event that either Consultant becomes debarred, or if, to Consultant’s actual knowledge without investigation, any action, suit, claim, investigation, or other legal or administrative proceeding is pending, that would make Consultant a debarred person or would preclude Consultant from performing the Services, Consultant shall promptly notify Company. Consultant acknowledges and agrees that, notwithstanding any provision to the contrary, any such event constitutes grounds for Company to terminate this Agreement upon notice. If, to Consultant’s actual knowledge, without investigation, any action, suit, claim, investigation, or other legal or administrative proceeding is threatened, that would make Consultant a debarred person or would preclude Consultant from performing the Services, Consultant shall promptly notify Company but such threatened action shall not be a basis for Company to terminate this Agreement. Consultant may choose, at his own discretion, to relinquish his state medical license, in which case he shall promptly notify Company, but which shall not be a basis for Company to terminate this Agreement.

5.5.

Consultant warrants and represents that no conflict of interest exists as between this Agreement and any other agreement to which Consultant is a party and that there are no other lawful restrictions of any kind with respect to Consultant's performance of the Services and the acceptance of related compensation. If Consultant is a present or past employee, faculty member, or an affiliate of any foreign, federal or state government facility or institution, Consultant represents and warrants that Consultant is not prohibited by any applicable laws, regulations, policies, procedures or ethical guidelines from fulfilling any of Consultant's obligations or responsibilities or accepting compensation under this Agreement, and that Consultant will make any required disclosures in accordance with the aforementioned policies, procedures, or ethical guidelines. Consultant will keep Company informed of any changes in circumstance that is reasonably likely to lead to a conflict of interest between Consultant and Company and if in doubt, Consultant will inform Company to ascertain if there is an unacceptable conflict to Company. The Company acknowledges that any information provided to it under this provision is Consultant’s confidential information, regarding which the Company has an obligation of confidentiality.

5.6.

Consultant represents and warrants that if Consultant is a member, affiliated with, or an employee of an educational or not-for-profit institution or any other third party and is required by such third party to disclose any proposed agreements for Services as contemplated herein, Consultant shall make such disclosure in accordance with the policies and procedures of such third party and shall have obtained the prior written approval to enter into this Agreement by such third party, if required.

5.7.

Consultant represents and warrants that if Consultant is a member of the committee of any entity that sets formularies of covered medicines (e.g., formulary committee or Pharmacy & Therapeutics committee), or develops clinical guidelines or treatment protocols or standards,

Consultant shall comply with the disclosure requirements of the respective committee(s) and, at a minimum, shall follow the procedures of such committee and shall disclose to such committee (a) that Consultant provides services to Company and (b) the nature of such services. The obligation to disclose to such committee as contemplated above shall extend for two (2) years beyond the termination or expiration of this Agreement. If and to the extent that the procedures or disclosure requirements of any committee(s) referenced above of which the Consultant is a member requires the Consultant to disclose Confidential Information to such committee(s), the Consultant will notify Company of such procedure or requirement reasonably in advance of making such disclosure, to the extent not prohibited by the policies of such committee(s).

5.8.

If Consultant is employed on a full- or part-time basis by, or is providing services to, any United States federal government agency, department or branch, including, but not limited to, the Department of Veterans Affairs or Military Treatment Facilities, or any foreign government institution or agency, Consultant warrants that he or she has confirmed with his or her supervisor or relevant government ethics official that Consultant is permitted to accept speaking or consulting compensation from Company. In addition, if Consultant is employed on a full-time or part-time basis by, or is providing services to, any state, county, local or foreign government agency, department or branch, Consultant warrants that he or she has confirmed with his or her supervisor or relevant government ethics official that Consultant is permitted to accept speaking or consulting compensation from Company.

5.9.

Where the provision of Services requires Consultant to visit the premises of a customer of Company, Consultant will comply with all of the rules and regulations of such customer, including the satisfaction by Consultant of any reasonable health, immunization, and infection control training criteria required of customer employees, provided that such criteria are in writing and are provided to Consultant in advance of such visit to the customer’s premises.

5.10.

Consultant hereby represents that, except as Consultant has disclosed in writing to the Company, Consultant is not bound by the terms of any agreement with any third party, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party, to the extent any such prohibits Consultant from entering this Agreement or would be violated by Consultant’s entry into this Agreement. Consultant further represents that Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

6.	Reporting.

In the event that Consultant, in the course of providing Services, learns of any adverse events or product defects related to a Company product, Consultant shall promptly report such adverse event or product defect to his or her designated contact person at Company.

7.	Data Protection.

Company and its duly authorized agents, employees and service providers will process Consultant’s personal data prior to, during and after the performance of this Agreement. Such data may include name, contact information, bank account details, educational background, work experience, publications, performance information, and other information that may identify Consultant that is relevant to the Services (the “Personal Data”). The processing (including use, disclosure or transfer) of Consultant's Personal Data is necessary for the following purposes: (i) the administration and management of Consultant's engagement by Company; and (ii) compliance with legal or regulatory requirements (the "Purposes").

Consultant understands and acknowledges that: (i) Company's Privacy Policy, which is accessible on the world wide web at https://www. https://www.ocutx.com/privacy-policy/, contains additional information about how Company protects and uses Personal Data; and that (ii) Company may share Consultant's Personal Data with third parties for the Purposes, solely to the extent required by applicable law, in accordance with Company's Privacy Policy.

8.	Property and Ownership.
8.1.

All materials, documents, information, descriptions and suggestions of every kind supplied to Consultant by Company or Company’s agent in connection with and/or pursuant to this Agreement or the relationship established between Consultant and Company (including, without limitation, any such materials, documents, information, descriptions and suggestions supplied to Consultant by Company before the execution of this Agreement) are the sole and exclusive property of Company, and Company shall have the right to make whatever use it deems desirable of any such materials, documents, information, descriptions and suggestions.

8.2.

Other than Consultant’s Personal Data, and Consultant’s confidential information, as otherwise provided in this Agreement, all information of whatever type developed in connection with and/or pursuant to this Agreement, or the relationship established between Consultant and Company, is the exclusive property of Company.

8.3.

Upon termination of this Agreement or earlier upon the request of the Company, Consultant shall return to Company the items described in this Section 8 including all copies thereof or dispose of such items as directed by Company and provide written certification of such disposal if requested by Company.

9.	Publications.
9.1.

Consultant may not publish or publicize in any way without the prior written consent of Company, which consent Company may withhold in its sole discretion, any material or manuscript relating to Consultant’s work hereunder and/or any information or materials that Consultant received in connection with or pursuant to this Agreement or the relationship established between Consultant and Company.

9.2.	Consultant shall not use Company’s name or logo without the prior written approval of Company, which approval Company may withhold in its sole discretion.
10.	Right to Audit.

Company shall be entitled, upon reasonable notice, to audit Consultant’s records related to this Agreement and the Services provided, and Consultant agrees to cooperate with Company, at the Company expense, in any such audit. This audit right shall be subject to the Company conducting such audit in such a way as to interfere as little as practicable with Consultant’s business and personal enterprises, and the Company’s strict compliance with its confidentiality obligation in connection with any information obtained in such audit. The Company may not conduct more than one audit in an 12-month period.

11.	Assignment of Work Product.

11.1.All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others or under Consultant’s direction and whether during normal business hours or otherwise, (i) during the Consultation Period and in the course of performing services hereunder or (ii) during or after the Consultation Period, if resulting or directly derived from Confidential Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Consultant further acknowledges that each original work of authorship which is made by Consultant (solely or jointly with others) resulting from the Services and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

11.2.Consultant agrees that if, in the course of performing services hereunder, Consultant incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest (“Prior Inventions”), (i) Consultant will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the third-party owner and the Company’s prior written permission.

11.3.Upon the request of the Company and at the Company’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Consultant also hereby waives all claims to moral rights in any Inventions.

11.4.

Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

12.	Acknowledgement of Confidentiality.
12.1.

Consultant acknowledges that Consultant has been or may be exposed to Confidential Information of Company under the terms of this Agreement. Company acknowledges that it will possess Consultant’s Personal Data, and that in connection with its rights under this

Agreement, it will be exposed to Confidential Information of the Consultant. Confidential Information” includes (a) any and all information disclosed by a party or such party’s agent to the other in any form, including each party’s data, know how, business plans, marketing and promotional information, sales and distribution information, information systems information, compound or product information, research and development information, clinical trials information and intellectual property information, whether proprietary to such party or which such party is obligated to keep confidential, and any physical substances provided to Consultant by Company; (b) contacts, communications, relationships or potential relationships between each party or such party’s agents and the other party including, without limitation: the occurrence of any contacts or communications and the substance of same; the existence or consideration of any relationships or potential relationships and the nature, scope, circumstances, substance and terms of same; and (c) any information obtained or derived from a party’s review of the other party’s documents, or property and any information obtained by a party through communications with the other party or its or his’s agents, including all notes, analyses, compilations, studies, summaries, and other material, however documented, containing or based, in whole or in part, on any information described in this Section 12 or information developed or otherwise acaquired by a party about the other party in the course of this Agreement.

12.2.

Notwithstanding anything herein to the contrary, Confidential Information shall not include information that: (a) is publicly known in the pharmaceutical or medical industry, unless such information becomes known through the recipient party’s breach of this Agreement; (b) the recipient party can demonstrate by written records that was in its or his lawful possession prior to its disclosure by or on behalf of the disclosing party; or (c) the recipient party lawfully receives the Confidential Information from a source other the disclosing party who does not have, to the recipient party’s knowledge, a direct or indirect obligation of confidentiality to the disclosing party.

12.3.

Unless otherwise agreed in a writing signed by the Company and Consultant, this Agreement governs any and all Confidential Information disclosed by the one party to the other after the date of this Agreement.

12.4.

Each party agrees to keep and maintain the Confidential Information of the other party in confidence and not to use Confidential Information except for the performance of obligations under or enjoyment of benefits of this Agreement. Neither party shall disclose, under any circumstances, Confidential Information of the other party to others who are not subject confidentiality provisions with the recipient party without the prior written consent of disclosing party.

12.5.

Notwithstanding its obligations under Section 12.4, if a party is requested or becomes legally compelled by a court or governmental body of the United States to make any disclosure of the the other party’s Confidential Information, the recipient party may furnish that portion (and only that portion) of the Confidential Information that the recipient party is legally compelled to disclose subject to the following conditions:

(a)	the recipient party promptly notifies the disclosing party in writing of the request, to the extent permitted by applicable law; and
(b)	the recipient party reasonably cooperates with the disclosing party, at the disclosing party’s expense, to obtain a protective order or other legally-binding assurance that confidential treatment will be accorded to any Confidential Information that is disclosed.

12.6.

Nothing herein shall be construed as giving to either party any right, title, interest in, or ownership of Confidential Information of the other party, or, other than as expressly set forth in Section 11 of this Agreement, any rights to any license under any patent rights that the disclosing party may or hereafter hold.

13.	Assignment & Delegation.

Consultant maynot , in whole or in part, assign or delegate Consultant’s interests and/or obligations under this Agreement, voluntarily or involuntarily, to any person, firm, partnership, corporation or other entity without the prior written consent of Company, which consent may be withheld in Company’s sole discretion, and any attempt to the contrary is void. Company may assign or transfer this Agreement or any and all of its rights and obligations hereunder at any time without Consultant’s consent.

14.	Section Intentionally Omitted.
15.	Non-Competition and Non-Solicitation.
15.1

Consultant recognizes that the Company is engaged in a competitive business and that the Company has a legitimate interest in protecting its trade secrets, confidential business information, and customer, business development partner, licensee, supplier, and credit and/or financial relationships. Accordingly, in exchange for valuable consideration, including without limitation Consultant’s access to confidential business information and compensation by the Company, and, with respect to the non-competition restrictions, the compensation provided under this Agreement, which Consultant hereby explicitly acknowledges and agrees has been mutually agreed upon by Consultant and the Company, is fair and reasonable, and is sufficient consideration in exchange for the non-competition restriction, Consultant agrees as follows:

Non-Competition. During the term of this Agreement, Consultant will not, in the United States of America, directly or indirectly, whether for Consultant or for any other person or entity, and whether as a proprietor, principal, shareholder, partner, agent, employee, consultant, independent contractor, or in any other capacity whatsoever, undertake or have any interest in (other than the passive ownership of publicly registered securities representing an ownership interest of less than 1%), or engage or assist others in engaging in, any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides any product or service relating to dexamethasone ophthalmic insert for intracanalicular use, tyrosinase inhibitor for injection into the eye, cyclosporine ophthalmic insert for intrcanalicular use and/or travoprost for the treatment of glaucoma (a “Competitive Business”), if Consultant would be performing job duties or services for the Competitive Business that are of a similar type that Consultant performed for the Company at any time during the term of this Agreement. Consultant acknowledges and agrees that, in the performance of Consultant’s duties for the Company (including, without limitation, assisting the Company with its overall business strategy), Consultant will be privy to and rely upon Confidential Information regarding all aspects of the Company’s business and operations. Accordingly, Consultant acknowledges and agrees that undertaking a role in a Competitive Company would constitute performing job duties or services of a similar type that Consultant performed for the Company. Consultant and Company agree that the following activities shall not be considered Competitive Business under this Agreement: Consultant’s practice as a medical doctor for Tufts Medical Center and Consultant’s activities relating to research, development and/or commercialization of regenerative medicine and/or cell therapy technology for the treatment of ocular disease and degeneration.

Non-Solicitation. During the term of this Agreement, Consultant will not directly or indirectly: (i) initiate contact with (including without limitation phone calls), or in any manner solicit, directly or indirectly, any customers, business development partners, licensors, licensees, or creditors (including institutional lenders, bonding companies and trade creditors) of the Company in an attempt to induce or motivate them either to discontinue or modify their then prevailing relationship with the Company or to transfer any of their business with the Company to any person or entity other than the Company; or (ii) initiate contact with, or in any manner solicit, directly or indirectly, any supplier of goods, services or materials to the Company in an attempt to induce or motivate them either to discontinue or modify their then prevailing relationship with the Company or to supply the same or similar inventory, goods, services or materials (except generally available inventory, goods, services or materials) to any person or entity other than the Company; or (iii) directly or indirectly recruit, solicit or otherwise induce or influence any employee or independent contractor of the Company to discontinue or modify his or her employment or engagement with the Company, or employ or contract with any such employee or contractor for the provision of services, other than engagement of an independent contractor where such does not adversely affect such person’s relationship with the Company. For the sake of clarity, Consultant is permitted to work freely with any CROs, whether or not the Company does business with such CROs.

15.2

Reasonableness of Restrictions. Consultant acknowledges that the restrictions contained in this Section 15 are necessary for the protection of the business and goodwill of the Company and are considered by Consultant to be reasonable for such purpose. Consultant further recognizes and acknowledges that (i) the types of employment which are prohibited by this Section 15 are narrow and reasonable in relation to the skills which represent Consultant’s principal salable asset both to the Company and to Consultant’s other prospective employers, and (ii) the broad geographical scope of the provisions of this Section 15 is reasonable, legitimate and fair to Consultant in light of the global nature of the Company’s business, and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which Consultant is qualified to earn Consultant’s livelihood.

15.3

Remedies. Consultant acknowledges that a breach of this Section 15 may cause great and irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, Consultant acknowledges that the Company may seek remedies of injunction and specific performance in the event of such a breach, in addition to money damages, costs and attorneys’ fees, and other legal or equitable remedies, and that the Company shall be entitled to seek an injunction pending trial, without the posting of bond or other security. Any period of restriction set forth in this Section 15 shall be extended for a period of time equal to the duration of any breach or violation hereof.

15.4	Notification. Any person employing Consultant or evidencing any intention to employ Consultant during the term of this Agreement may be notified as to the existence and provisions of this Agreement.
15.5

Modification of Covenants; Enforceability. In the event that any provision of this Section 15 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this section enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

16	General Provisions.
16.1

Non-Waiver of Rights. No failure or delay on the part of either party in either exercising or enforcing any right under this Agreement will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right by a party will preclude that same party from exercising or enforcing that right or any other right under this Agreement. Waiver by a party of any provision under this Agreement in one instance will not preclude that party from enforcing in the future such right or any other right under this Agreement.

16.2

Governing Law and Jurisdiction. The laws of the Commonwealth of Massachusetts (without giving effect to its conflict and choice of law principles) govern all matters arising out of or relating to this Agreement, including, without limitation, its interpretation, construction, performance, and enforcement. The parties and their agents hereby consent to the exclusive jurisdiction and venue of the state or federal courts located in Massachusetts for the purpose of resolving all such disputes and agree to waive any objection to personal jurisdiction in such courts and that such courts are not a proper or convenient forum. Each of the parties hereto consent to process being served in any proceeding arising out of or relating to this Agreement by mailing, certified mail, return receipt requested, a copy thereof to such party at the address set forth in this Agreement, and agrees that such service shall constitute good and sufficient service of process and notice thereof.

16.3

Notice. Any report or notice required or permitted under this Agreement is effective on the business day received. All notices shall be in writing and given personally or by prepaid certified mail, return receipt requested, or by expedited delivery service or e-mail transmission addressed to the parties (and in the case of Company, with a copy to Chief Financial Officer, dnotman@ocutx.com and to General Counsel, pstrassburger@ocutx.com) at their respective addresses as set forth in this Agreement.

16.4	Headings. The headings of Sections in this Agreement are for convenience of reference only and do not affect or alter this Agreement’s construction or interpretation.
16.5

Severability. Any provision in this Agreement found by a court of competent jurisdiction to be illegal or unenforceable shall be automatically conformed to the minimum requirements of law and all other provisions shall remain in full force and effect, provided that any such modification is consistent with the purposes and objectives of this Agreement and does not impose upon either Party any obligation that is greater or less than the obligation that would have been imposed by the invalidated or modified provision.

16.6

Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all other prior agreements and understandings, if any, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be amended only by a written instrument signed by Company and the Consultant.

16.7

Successors. This Agreement and all the rights, obligations, duties, representations, warranties and covenants of each Party shall inure to the benefit, and be the burden of, and shall be binding upon their respective successors (including by operation of law) and permitted assigns.

16.8	Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which is deemed an original, and all of which, collectively, constitute only one agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

OCULAR THERAPEUTIX, INC.

By:

Name:	Donald Notman, MBA

Title:	Chief Financial Officer

CONSULTANT

By:

Name:	Michael Goldstein, MD, MBA

State of Medical License: Massachusetts

License Number:         212836

EXHIBIT A—DESCRIPTION OF SERVICES

1.	Services.

Consultant shall provide advice or expertise, beginning on July 1, 2022, on one or more of Company’s marketed and/or development-stage drug or medical device products (each a “Product”), enabling Consultant to work as an expert consultant with respect to the Product, which may include protocol review, clinical study development and execution, scientific advice, New Drug Application development, non-promotional speaking engagements, advisory boards, and/or other services concerning the Product. Consultant shall work approximately, but not more than, 34 hours per month.

Specifically, Company is engaging Consultant to provide the following services:

•	Serve as Company’s “Chief Strategy Advisor”
•	Clinical development strategy for Ocular’s pipeline products
•	Protocol development to support clinical development strategy
•	KOL engagement with ophthalmic and optometrist specialists and other key stakeholders
•	Planning and execution of advisory boards to support clinical programs
•	Competitive intelligence
•	Participation in new product planning and diligence on potential partnerships
•	Participation in meetings with FDA as appropriate
•	Other reasonable requests for advice as presented by the Company to Consultant from time to time
•	Other strategic initiatives as needed to support eye treatment programs
•	Discussion with current (or potential future) investors relating to current or future pipeline programs
•	Participation in quarterly earnings calls, on request
•	Participation in certain investor conferences, on request

Consultant’s main points of contact at the Company shall be Antony Mattessich, CEO, and Rabia Gurses-Ozden, Sr. Vice President, Clinical Development. The Company will discuss requests to perform such Services with Consultant, which shall thereafter be memorialized by Dr. Gurses- Ozden or her designee in writing.

2.	Fees.

Consultant will be compensated with a monthly fee of $6,000, payable on a monthly basis in accordance with Section 2.4 of the Agreement.

All amounts payable are exclusive of state and federal taxes. Consultant shall be responsible for the payment of applicable taxes levied or based upon income derived from Company for any services provided under this Agreement including, but not limited to FICA and federal, state and local income taxes, unemployment insurance taxes, and any other employment taxes or levies.

In the event that Consultant’s engagement hereunder is terminated (i) by Consultant for any material violation by Company of this Agreement, (ii) by the Company under Section 3.3 of this Agreement, or (iii) upon a Corporate Change (as defined below) or during the twelve (12) month period following a Corporate Change, one hundred percent (100%) of Consultant’s outstanding unvested equity awards granted under the Company’s equity and long-term incentive plan(s) prior to the termination of this Agreement shall vest immediately.

Definition of “Corporate Change”. For purposes of this Agreement, “Corporate Change” shall mean any circumstance in which (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary or affiliate of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly- owned subsidiary of the Company); (iii) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934 (excluding, for this purpose, the Company or any subsidiary, or any employee benefit plan of the Company or any subsidiary, or any “group” in which all or substantially all of its members or its members’ affiliates are individuals or entities who are or were beneficial owners of the Company’s outstanding shares prior to the initial public offering of the Company’s common stock), acquires or gains ownership or control (including, without limitations, powers to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or (iv) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors of the Company. Notwithstanding the foregoing, a “Corporate Change” shall not occur as a result of a merger, consolidation, reorganization or restructuring after which either (1) a majority of the Board of Directors of the controlling entity consists of persons who were directors of the Company prior to the merger, consolidation, reorganization or restructuring or (2) all or substantially all of the individuals or entities who were the beneficial owners of the Company’s outstanding shares immediately prior to such merger, consolidation, reorganization or restructuring beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in substantially the same proportions as their ownership of the Company’s outstanding shares immediately prior to the merger, consolidation, reorganization or restructuring. Notwithstanding the foregoing, for any payments or benefits hereunder (including pursuant to Section 4(b)(iii) hereof) or pursuant to any other agreement between the Company and Executive, in either case that are subject to Section 409A, the Corporate Change must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

Subject to the terms of this Agreement and the Separation and Release of Claims Agreement, Consultant’s equity grants will continue in full force and effect, without break due to Consultant’s transition to consultant from employee.

Accepted and Agreed To:

Name:	Michael Goldstein	Name:	Donald Notman
Date:	7 June 2022	Date:	June 7 2022

Signature: /s/ Michael Goldstein		Signature:	/s/ Donald Notman